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                     November 12, 2021

       Ray Young
       Chief Financial Officer
       Archer-Daniels-Midland Co
       77 West Wacker Drive
       Suite 4600
       Chicago, IL 60601

                                                        Re:
Archer-Daniels-Midland Co
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 18,
2021
                                                            File No. 1-00044

       Dear Mr. Young:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing